UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2014

PennyMac Mortgage Investment Trust

(Exact name of registrant as specified in its charter)

Maryland	001- 34416	27-0186273
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6101 Condor Drive, Moorpark, California	93021
(Address of principal executive offices)	(Zip Code)

(818) 224-7442

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Master Spread Acquisition and MSR Servicing Agreement

On December 19, 2014, PennyMac Mortgage Investment Trust (the “Company”), through two of its wholly-owned subsidiaries, PennyMac Holdings, LLC (“PMH”) and PennyMac Operating Partnership, L.P. (“POP” and, together with PMH, the “Subsidiaries”), entered into a Master Spread Acquisition and MSR Servicing Agreement (the “Spread Acquisition Agreement”) with PennyMac Loan Services, LLC (“PLS”), a wholly-owned subsidiary of PennyMac Financial Services, Inc. (NYSE: PFSI). The Spread Acquisition Agreement was approved by a committee of the Company’s board of trustees comprised solely of independent members thereof.

Pursuant to the Spread Acquisition Agreement, the Subsidiaries may acquire from PLS, from time to time, the right to receive certain excess servicing spread arising from mortgage servicing rights acquired by PLS, in which case PLS generally would be required to service or subservice the related mortgage loans for the applicable agency or investor.  The Company currently intends to use the Spread Acquisition Agreement for the limited purpose of acquiring from PLS excess servicing spread relating to Freddie Mac mortgage servicing rights owned or acquired by PLS.

To the extent PLS refinances any of the mortgage loans relating to the excess servicing spread acquired by the Subsidiaries, the Spread Acquisition Agreement contains recapture provisions requiring that PLS transfer to PMH or POP, as applicable, at no cost, the excess servicing spread relating to a certain percentage of the unpaid principal balance of the newly originated mortgage loans. To the extent the fair market value of the aggregate excess servicing spread to be transferred for the applicable month is less than $200,000, PLS may, at its option, wire cash to the applicable Subsidiary in an amount equal to such fair market value in lieu of transferring such excess servicing spread.

The Spread Acquisition Agreement contains customary representations, warranties and covenants between PLS and the Subsidiaries, as well as indemnities in favor of each party as a result of losses caused by certain actions or inactions of the other party.  As a condition to its acquisition of the excess servicing spread, the Subsidiaries are also required to subordinate their rights to the excess servicing spread and their rights under the Spread Acquisition Agreement to the rights and interests of Freddie Mac in the mortgage servicing rights as a whole, inclusive of the acquired excess servicing spread.

PLS currently provides loan servicing and mortgage banking services for the Company and its subsidiaries under separate services agreements.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Spread Acquisition Agreement, which has been filed with this Current Report on Form 8-K as Exhibit 10.1 hereto.  The specific terms of each transaction under the Spread Acquisition Agreement will be subject to the terms of such agreement as modified and supplemented by the terms of a confirmation executed in connection with such transaction.

Amendment to Repurchase Agreement

On December 23, 2014, the Company, through two of its wholly-owned subsidiaries, PennyMac Corp. (“PMC”) and PMH, entered into an amendment (the “Amendment”) to its amended and restated master repurchase agreement, dated as of August 25, 2011, by and among Credit Suisse First Boston Mortgage Capital LLC (“CSFB”), PMC, PMH and the Company (the “Repurchase Agreement”). Pursuant to the terms of the Repurchase Agreement, PMC or PMH, as applicable, may sell, and later repurchase, residential mortgage loans. The Repurchase Agreement is used to finance the Company’s investment, through PMC and PMH, in distressed mortgage loans and real estate acquired upon settlement of mortgage loans. The obligations of PMC and PMH are fully guaranteed by the Company, and the mortgage loans are serviced by PLS pursuant to the terms of the Repurchase Agreement.

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Under the terms of the Amendment, the maximum credit limit set forth in the Repurchase Agreement was amended in order to increase the maximum aggregate purchase price from $325 million to $550 million. The Company, through PMC and PMH, is required to pay CSFB a fee for the structuring of the amendments, as well as certain other costs and expenses associated with the ongoing administration of the Repurchase Agreement. All other terms and conditions of the Repurchase Agreement and the related guaranty remain the same in all material respects. Other material terms of the Repurchase Agreement and the related guaranty are described more fully in the Company’s Current Report on Form 8-K filed on June 14, 2011.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Repurchase Agreement, which was filed as Exhibit 10.28 to the Company’s Quarterly Report on Form 10-Q filed on November 4, 2011, and the related guaranty, which was filed as Exhibit 1.2 to the Company’s Current Report on Form 8-K filed on June 14, 2011, and any amendments to the Repurchase Agreement filed thereafter.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under the subheading Amendment to Repurchase Agreement in Item 1.01 of this report is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Master Spread Acquisition and MSR Servicing Agreement, dated as of December 19, 2014, among PennyMac Loan Services, LLC, PennyMac Operating Partnership, L.P., and PennyMac Holdings, LLC

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNYMAC MORTGAGE INVESTMENT TRUST

Dated: December 24, 2014	/s/ Anne D. McCallion
Anne D. McCallion
Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description

10.1	Master Spread Acquisition and MSR Servicing Agreement, dated as of December 19, 2014, among PennyMac Loan Services, LLC, PennyMac Operating Partnership, L.P., and PennyMac Holdings, LLC

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